DIMON INCORPORATED
                                512 BRIDGE STREET
                                  P. O. BOX 681
                            DANVILLE, VIRGINIA 24543














                                                     NOTICE OF ANNUAL MEETING

                                                          AND PROXY STATEMENT

                                               ANNUAL MEETING OF SHAREHOLDERS

                                                            NOVEMBER 15, 1996

                               DIMON INCORPORATED

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                November 15, 1996


TO THE SHAREHOLDERS:

 The annual meeting of shareholders of DIMON Incorporated will be held at the offices of the Company, 512 Bridge Street, Danville, Virginia, the 15th day of November, 1996, at 10:00 A.M., for the following purposes:

1. To elect four members of the Board of Directors to serve until the 1999 annual meeting or until the election of their successors;

2. To approve the designation by the Board of Directors of Price Waterhouse LLP as auditors for the fiscal year ending June 30, 1997; and

3. To transact such other business as may properly come before the meeting, or any adjournment thereof.

 Only record holders of Common Stock at the close of business on October 4, 1996, are entitled to vote at the meeting.

                              By Order of the Board of Directors
                              J. O. HUNNICUTT III
                              Secretary

Danville, Virginia

October 17, 1996








 You are cordially invited to attend the meeting. However, it is important that your stock be represented if you do not attend, and the Board of Directors of the Company requests that you date, sign and return the accompanying proxy. A postage paid, addressed envelope is enclosed for your convenience. You may revoke your prior proxy at any time by submitting a newly dated proxy or by attending the meeting and voting in person if desired.

                               DIMON INCORPORATED
                                512 Bridge Street
                                  P. O. Box 681
                            Danville, Virginia 24543

                                October 17, 1996

                                 PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS

                                November 15, 1996

                                     GENERAL
     This statement is furnished in connection with solicitation by the Board of Directors of DIMON Incorporated (the "Company"), of proxies in the accompanying form to be voted at the annual meeting of shareholders of the Company to be held on November 15, 1996, or any adjournment thereof. Proxies received in the accompanying form may be revoked at any time before exercise by written notice addressed to the Secretary at the office of the Company or by a later dated proxy, or attendance at the meeting and voting in person if desired, but proxies so received, properly executed and unrevoked, will be voted.
     Only record holders of Common Stock of the Company at the close of business on October 4, 1996, are entitled to notice of, to vote at and to participate in the meeting. On October 4, 1996, there were 42,368,059 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote. A majority of votes entitled to be cast on any matter will constitute a quorum on that matter. If a quorum is not present at the meeting, the meeting may be adjourned from time to time by vote of majority of shares present without notice other than announcement at the meeting.

     Cost of solicitation will be borne by the Company. In addition to the use of mails, proxies may be solicited personally or by telephone by regular employees of the Company. The Company will reimburse banks, brokerage firms, and other custodians, nominees and fiduciaries for expenses reasonably incurred by them in sending proxy material to the beneficial owners of stock. The date of mailing of this statement and the accompanying proxy was October 17, 1996.

     On April 1, 1995, Dibrell Brothers, Incorporated ("Dibrell") and Monk-Austin, Inc. ("Monk-Austin") merged into the Company (the "Reorganization"). Where information herein is provided as of a date or period ending prior to the Reorganization, such information is provided with respect to Dibrell or Monk-Austin, as appropriate.

                             ELECTION OF DIRECTORS
                                 (Proposal 1)
     Four Directors will be elected, each of whom is to serve until the 1999 annual meeting or until his successor shall have been elected.

      Votes pursuant to the accompanying proxy will be cast for the election of the following nominees, three of whom are now members of the Board of
Directors: Mr. James E. Johnson, Jr., Mr. Joseph L. Lanier, Jr., Mr. Robert T. Monk, Jr. and Mr. William R. Slee, who has been nominated to replace Mr. W. G. Barker, Jr., who has elected to retire from the Board. Although management does not anticipate that any of the persons named below will be unable or unwilling to stand for election, a duly executed and delivered proxy may be voted for a substitute designated in accordance with the Company's Amended and Restated Articles of Incorporation (the "DIMON Articles"). The election of each nominee for Director requires a plurality of the votes cast by record holders of Common Stock entitled to vote in the election of Directors. Votes that are withheld and shares held in street name that are not voted in the election of Directors will not be included in determining the number of votes cast.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" ALL OF THE NOMINEES.

        The Board of Directors consists of twelve persons divided into three classes, Class I, Class II and Class III, with terms expiring at successive annual meetings of the shareholders of the Company.

    The following information is furnished with respect to the Company's directors and nominees:

                                                              Business Experience                       Other Public
Name                     Age                               During Past Five Years                    Directorships Held
----                     ---                               ----------------------                    ------------------

Class I  Nominees (term expiring at the 1998 annual meeting of shareholders)

R. Stuart Dickson        67                          Chairman of the Executive Committee          First Union Corporation;
                                                     of Ruddick Corporation, a holding            PCA International, Inc.;
                                                     company, Charlotte, North Carolina           Textron, Inc.; United
                                                     since 1994; prior thereto Chairman of        Dominion Industries;
                                                     the Board of Ruddick Corporation.            Ruddick Corporation.

Albert C. Monk III (1)   57                          President of DIMON and President and
                                                     Chief Executive Officer of DIMON
                                                     International, Inc. since 1995; prior
                                                     thereto Chairman of the Board, Chief
                                                     Executive Officer and President of Monk
                                                     -Austin since 1994; prior thereto Chief
                                                     Executive Officer and President of Monk
                                                     -Austin since 1992; prior thereto President
                                                     of Monk-Austin.

Claude B. Owen, Jr.      51                          Chairman of the Board and Chief              American National
                                                     Executive Officer of DIMON since             Bankshares, Inc.;
                                                     1995; prior thereto Chairman of the          Richfood Holdings, Inc.
                                                     Board, Chief Executive Officer and
                                                     President of Dibrell since 1993; prior
                                                     thereto Chairman of the Board and Chief
                                                     Executive Officer of Dibrell.

Norman A. Scher          58                          Executive Vice President, Treasurer          Tredegar Industries, Inc.
                                                     and Chief Financial Officer of Tredegar
                                                     Industries, Inc., a plastics and metal
                                                     products manufacturer, Richmond,
                                                     Virginia.


                                                              Business Experience                       Other Public
Name                     Age                               During Past Five Years                    Directorships Held
----                     ---                               ----------------------                    ------------------

Class II Directors (to be elected for a term expiring at the 1999 annual meeting of shareholders)

James E. Johnson, Jr.    67                           Partner of Womble Carlyle Sandridge &
                                                      Rice, PLLC, a law firm, Charlotte, North
                                                      Carolina.

Joseph L. Lanier, Jr.    64                           Chairman and Chief Executive Officer of    SunTrust Banks, Inc.;
                                                      Dan River Inc., a textile manufacturer,    Flowers Industries, Inc.;
                                                      Danville, Virginia.                        Torchmark Corporation.

Robert T. Monk, Jr. (1)  48                           Senior Vice President of DIMON
                                                      International, Inc. since 1995; prior
                                                      thereto Vice President and Director of
                                                      Processing Operations of Monk-Austin.

William R. Slee          56                           Senior Advisor, Schroders PLC, a           Videotron Holdings;
                                                      merchant bank, London, United Kingdom      PLC; Proudfoot PLC;
                                                      since 1995; prior thereto Group Managing   Algemeen Burgerlijk
                                                      Director, Schroders PLC.                   Pensioen Fonds.

Class III Directors (term expiring at the 1997 annual meeting of shareholders)

Louis N. Dibrell, III    51                           Senior Vice President of DIMON
                                                      International, Inc. since 1995; prior thereto
                                                      Senior Vice President of Dibrell.

Henry F. Frigon          61                           Interim Chairman of the Board of           CompuServe, Inc.;
                                                      CompuServe, Inc., a technology company,    H&R Block, Inc.;
                                                      Columbus, Ohio; prior thereto Executive    Group Technologies
                                                      Vice President and Chief Financial         Corporation; Buckeye
                                                      Officer of Hallmark Cards, Inc.            Cellulose Corporation.

John M. Hines            56                           Consultant to DIMON Incorporated since
                                                      July,1996; prior thereto Executive Vice
                                                      President of DIMON since 1995; prior
                                                      thereto Executive Vice President and
                                                      Chief Financial Officer of Monk-Austin.

Dr. Thomas F. Keller     65                           R. J. Reynolds Professor of Business       American Business
                                                      Administration, Fuqua School of            Products, Inc.; LADD
                                                      Business, Duke University, Durham,         Furniture, Inc.; Nations
                                                      North Carolina since 1996; prior thereto,  Funds Trust; Mentor
                                                      Dean and R. J. Reynolds Professor,         Growth Fund;
                                                      Fuqua School of Business, Duke             Hatteras Income
                                                      University.                                Securities, Inc.; Wendy's
                                                      International, Inc.

__________________
(1)  Messrs. A. C. Monk III and R. T. Monk, Jr. are first cousins.

               BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD
     Five meetings of the Company's Board of Directors were held during fiscal year 1996. No Director attended less than 75 percent of the total number of meetings held by (i) the Board of Directors and (ii) all committees of the Board on which a Director served.

    The Board has standing Executive, Audit, Executive Compensation and Nominating Committees.

    Members of the Executive Committee are Messrs. Owen (Chairman), Barker, Hines and Albert C. Monk III. The business of the Company is under the general management of a board of directors as provided by the laws of Virginia, the Company's state of incorporation. The DIMON Articles and By-Laws provide that the Executive Committee has authority to act in all matters that the full Board may act upon when the Board is not in session. The Executive Committee reports all of its actions to the full Board of Directors at its next meeting. The Executive Committee met once during fiscal year 1996.

    The Board's Audit Committee is composed of Dr. Keller (Chairman), and Messrs. Frigon, Johnson and Lanier. The Audit Committee is authorized to consult with the Company's outside auditors and recommend the selection of such auditors for each fiscal year. The Audit Committee's basic functions are to assist the Board of Directors in preserving the integrity of the financial information published by the Company through the review of financial and accounting controls and policies, financial reporting requirements, alternative accounting principles that could be applied and the quality and effectiveness of the independent accountants and the Company's internal auditors. The Audit Committee met three times during fiscal year 1996.

    The Board's Executive Compensation Committee is composed of Messrs.
Scher (Chairman),  Dickson, Johnson and Lanier.   The Executive
Compensation Committee's basic functions are to review the effectiveness of the management compensation plans of the Company, to set the compensation of the Chief Executive Officer and the managers reporting to the Chief Executive Officer, to review and approve the management incentive systems of the Company and the awards granted thereunder and to administer the Company's stock option plans. The Executive Compensation Committee met three times during fiscal year 1996.

    The Board's Nominating Committee is composed of Messrs. Frigon (Chairman), Dickson, Scher and Dr. Keller. The Nominating Committee recommends to the full Board of Directors persons to serve as Directors of the Company and establishes such procedures as it deems proper to receive and review information concerning potential candidates for election or reelection to the Board of Directors. Shareholders entitled to vote for election of directors may nominate candidates for consideration by the Nominating Committee. (See Shareholders' Proposals and Nominations.) The Company's employment agreements with Mr. Owen and Mr. Albert C. Monk III include provisions related to their nomination to the Board of Directors. The Nominating Committee met three times during fiscal year 1996.

    Persons who are employees of the Company or its subsidiaries or persons who serve as paid consultants to the Company receive no compensation for their services as directors of the Company. During fiscal year 1996, directors who were not employees of the Company or who were not paid consultants of the Company received an annual retainer of $18,000 and fees of $1,500 for each meeting of the Board of Directors and $1,000 for each meeting of a committee of the Board of Directors attended. The Chairmen of each committee of the Board of Directors who were not employees or consultants received an additional annual retainer of $2,000. In addition, pursuant to the Company's Non-Employee Directors' Stock Option Plan, each year each director who is not an employee of the Company or its subsidiaries or a paid consultant is granted an option to purchase 1,000 shares of Common Stock for a per share exercise price equal to the fair market value of one share of Common Stock on the date of grant.

                   STOCK OWNERSHIP OF CERTAIN BENEFICIAL
                           OWNERS AND MANAGEMENT
     The following table provides information as of September 15, 1996, with respect to the direct and indirect ownership of shares of Common Stock by (i) all Directors and nominees for director; (ii) each executive officer named in the Summary Compensation Table, and (iii) all Directors and executive officers of the Company as a group. No person known to the Company beneficially owns more than five percent of the outstanding shares of Common Stock.

                         Number of        Number of
                         Shares with      Shares with                Percent of
                         Sole Voting    Shared Voting     Total        Class
Name of Beneficial     and Investment   and Investment  Number of    (if more
     Owners               Power (1)        Power         Shares    than1 percent)(2)
-------------------    --------------   --------------  ---------  -----------------
Willie G. Barker, Jr.        376,428        54,000       430,428       1.01
Louis N. Dibrell, III        458,066             0       458,066       1.08
R. Stuart Dickson              2,000             0         2,000
Henry F. Frigon                1,000         5,000         6,000
John M. Hines                 40,000        10,550        50,550
James E. Johnson, Jr.          3,000             0         3,000
Thomas F. Keller               3,000         1,000         4,000
Joseph L. Lanier, Jr.          8,500             0         8,500
Albert C. Monk III         1,657,408        30,785     1,688,193       3.98
Robert T. Monk, Jr.        1,704,106             0     1,704,106       4.02
Claude B. Owen, Jr.          185,271        87,396       272,667
Norman A. Scher               11,122             0        11,122
William R. Slee                    0             0             0
All Executive Officers,
  Directors and Nominees
  for Director as a group  4,624,709       189,449     4,814,158      11.28
(24 persons)

________________
1. The amounts in this column include shares of Common Stock with respect to which the following persons have the right to acquire ownership within 60 days of September 15, 1996: Messrs. Barker, 48,030 shares; Dibrell, 34,200 shares; Dickson, 1,000 shares; Frigon, 1,000 shares; Hines, 40,000 shares; Johnson, 1,000 shares; Keller, 1,000 shares; Lanier, 1,000 shares; Owen, 60,630 shares; Scher, 1,000 shares, and the executive officers, Directors and nominees as a group, 324,310 shares.
2. Percentages determined include shares of Common Stock with respect to which certain persons have the right to acquire ownership within 60 days of September 15, 1996.

              COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS
     The following table presents information relating to total compensation for the three fiscal years ended June 30, 1996, 1995 and 1994, of the Chief Executive Officer and the three most highly compensated executive officers of the Company during fiscal year 1996. Prior to April 1, 1995, Messrs. Owen and Faucett were employed by Dibrell Brothers, Incorporated and Messrs. Albert C. Monk III and Hines were employed by Monk-Austin, Inc.

Summary Compensation Table

                                            Annual Compensation                             Long-Term Compensation
                                                                                            Awards      Payouts
                                                                           Other Annual                          All Other
                                                                             Compen-                              Compen-
   Name and Principal            Fiscal    Salary          Bonus             sation(1)      Options/      LTIP    sation
        Position                  Year        $              $                   $           SARs(#)     Payouts   $ (2)
   ------------------            ------    ------          ------           ------------    --------     -------  ---------
Claude B. Owen, Jr.              1996      405,000         303,750               0          33,000          0     33,969
Chairman of the Board and        1995      391,800               0               0          30,000          0     30,118
  Chief Executive Officer        1994      340,300               0               0          12,600          0     30,080
  and Director

Albert C. Monk III               1996      355,000         266,250               0          25,500          0      5,958
President and Director           1995      205,000         175,000               0               0          0     15,421
                                 1994      195,000         225,000               0               0          0     26,872

John M. Hines                    1996      315,000         189,000               0          20,400          0      5,625
Executive Senior Vice            1995      185,000         650,000               0               0          0     12,469
  President and Director         1994      165,000         200,000               0               0          0     26,872

Thomas H. Faucett                1996      180,000          81,000               0           9,000          0     19,425
Senior Vice President,           1995      163,000               0               0          10,800          0     17,978
  Chief Financial Officer        1994      156,000               0               0          10,800          0     17,886

________________
1. None of the named executive officers received other annual compensation with an aggregate value in excess of $50,000 or ten percent of the total of combined salary and bonus for fiscal year 1996. a)
2. Includes contributions to the Company's 401(k) Plans and Profit Sharing Plans, accruals in the Dibrell Deferred Compensation Plan and premiums in the Dibrell Pension Equalization Plan ("PEP") for fiscal years 1996, 1995 and 1994 as follows:

                                     Corporate                 Pension
                                       Match                 Equalization
                                       401(k)    Deferred        Plan
                        Fiscal         Plans      Comp.        Premiums   Total
      Name              Year             $         $              $         $
      ----              ------       ---------   --------    ----------   ------
Claude B. Owen, Jr.     1996           6,000     12,144         15,825    33,969
                        1995           2,149     12,144         15,825    30,118
                        1994           2,111     12,144         15,825    30,080

Albert C. Monk III      1996           5,958          0              0     5,958
                        1995          15,421          0              0    15,421
                        1994          26,872          0              0    26,872

John M. Hines           1996           5,625          0              0     5,625
                        1995          12,469          0              0    12,469
                        1994          26,872          0              0    26,872

Thomas H. Faucett       1996           3,600          0         15,825    19,425
                        1995           2,153          0         15,825    17,978
                        1994           2,061          0         15,825    17,886

Stock Option Grants

     The following table contains information concerning the grant of options made during fiscal year 1996 under the Company's Omnibus Stock Incentive Plan.

                                      Option Grants in Last Fiscal Year
                                                                                     Grant Date
                                                                                     Present
                                               Individual Grants                     Value

                                            % of Total       ($/SH)                  Black-
                                              Options       Exercise                 Scholes
                        # Options/SAR         Granted to    or Base   Expiration     Pricing
                          Granted (1)         Employees     Price     Date           Valuation(2)
                        -------------       ------------    --------  -----------    ------------
Claude B. Owen, Jr.         33,000             8.3         $17.00     8/24/05        $191,400

Albert C. Monk III          25,500             6.4         $17.00     8/24/05        $147,900

John M. Hines               20,400             5.1         $17.00     8/24/05        $118,320

Thomas H. Faucett            9,000             2.3         $17.00     8/24/05        $  52,200

__________________
1. All option grants consisted of incentive and nonqualified stock options. These grants become exercisable on August 24, 1998. a)

2. The exercise price was set at the closing price of DIMON Common Stock on the date of the grant. Utilizing the Black-Scholes valuation method, a value of $5.80 per share was determined. The Black-Scholes Model is a complicated mathematical formula widely used to value exchange traded options. However, stock options granted under the plan differ from exchange traded options in three key respects: the options are long-term, nontransferable and subject to vesting restrictions while exchange traded options are short-term and can be exercised or sold immediately in a liquid market. In applying the Black-Scholes pricing model, the Company has assumed an option term of ten years, an annual dividend yield for the Company's Common Stock of 3.2 percent, a riskless rate of return of 7.0 percent and a stock price volatility of .96 (based on the variance of return for the Common Stock over the 60 trading days prior to June 30,
1996). No adjustment has been made to reflect the non-transferability of options granted under the plan. Consequently, because the Black-Scholes Model is adapted to value the options set forth in the table and is assumption based, it may not accurately determine the grant date present value. The actual value, if any, an optionee will realize will depend on the excess of the market value of the Common Stock over the exercise price on the date the option is exercised.

Option/SAR Exercises and Holdings

     The following table sets forth information with respect to the named executive officers concerning the exercise of options during fiscal year 1996 and unexercised options and Stock Appreciation Rights ("SARs") held by them on June 30, 1996:

            Aggregated Option/SAR Exercises in Last Fiscal Year
                    and Fiscal Year-End Option/SAR Value

                                                                     Number of                Value of
                                                                    Unexercised             Unexercised
                                                                  Options and SARs          In-the-Money
                                                                    at Fiscal             Options and SARs
                                                                     Year End            at Fiscal Year End
                                  Shares Acquired   Value           Exercisable/           Exercisable/
                                    on Exercise    Realized        Unexercisable (2)      Unexercisable (1)(2)
                                  ---------------  --------        -----------------      --------------------
Claude B. Owen, Jr.                       0          0              56,430/67,200         $157,529/267,203

Albert C. Monk III                        0          0                   0/25,500                $0/38,250

John M. Hines                             0          0              40,000/20,400           $80,000/30,600

Thomas H. Faucett                         0          0              33,000/14,400           $67,114/75,600

__________________
1. At year end June 30, 1996, the closing price of the Company's Common Stock was $18.50. a)
2. The options represented as unexercisable could not be exercised by the named executive on June 30, 1996, and future exercisability is dependent upon the named executive remaining in the employ of the Company until the vesting date, which is up to three years from the grant date, subject to acceleration for retirement, death or total disability.

Employment Agreements

     Prior to the Reorganization, Dibrell and a subsidiary of Monk-Austin entered into employment agreements with Messrs. Owen, Albert C. Monk III, Hines, Faucett, Robert T. Monk, Jr. and Dibrell. The Company agreed to honor these agreements following the Reorganization. The agreements with Messrs. Owen and Dibrell and those with Messrs. Albert C. Monk III and Robert T. Monk, Jr. provide for their employment until November 1, 1999, and June 30, 1999, respectively. Both Messrs. Faucett and Hines retired from the Company effective July 1, 1996. All of the agreements may be terminated early in certain circumstances and are renewable for successive one-year terms. Under the agreements, Messrs. Owen, Albert C. Monk III, Robert T. Monk, Jr., and Dibrell are entitled to annual base salaries of $391,800, $380,000, $270,000 and $155,000, respectively, subject to increases to reflect cost of living adjustments, and are eligible for cash bonuses under the Company's Cash Bonus Plan. The agreements also provide for (a) an annual supplemental retirement benefit equal to 50 percent of the executive officer's average base salary for a period of up to ten years upon termination of the agreements for reasons other than death, disability or cause (for Messrs. Owen and Dibrell reduced by amounts payable to them under the Dibrell Pension Equalization Plan (the "PEP")), (b) an annual death benefit equal to 25 percent of the executive officer's average base salary payable to a beneficiary designated by such executive for a period of up to five years, and (c) annual disability payments, for Messrs. Owen and Dibrell, under the Dibrell Long-Term Disability Plan and, for Messrs. Albert C. Monk III and Robert T. Monk, Jr., equal to 50 percent of their average base salaries for a period of up to ten years. The agreements further provide that from the time of termination of such executive's employment (other than by virtue of death or for cause) until his death, each executive will be entitled to participate in any group health plan or program provided by the Company at the time of termination, and the Company must use its best efforts to provide each such executive with an individual health insurance policy if such executive is unable to participate in such plan. The agreements may be terminated by the Company for cause and by the executive officers for Good Reason, generally related to a failure by the Board to elect the officer to a responsible executive position, material modifications of the officer's duties, functions and responsibilities or breach of the agreement by the Company. In the event of termination of employment by the Company other than for cause, by such executive for Good Reason or upon the expiration of the agreement, each agreement provides that the executive officer will be entitled to receive a special severance benefit for a period of one year after the time of termination equal to a maximum of his base salary and bonus for the employment year just completed. The agreements further provide for the reimbursement by the Company of reasonable business expenses. The Company is obligated to pay any additional amounts for any taxes the executive officers would have to pay with respect to any parachute payments under Section 280G of the Internal Revenue Code of 1986, as amended.

Retirement Plan

     The following table sets forth, as of June 30, 1996, the estimated annual benefits payable as a straight life annuity under the Dibrell Retirement Plan upon retirement at age 65 after specified years of Credited Service. In the event of early retirement prior to age 65 the following benefits are subject to reduction.

                          Estimated Annual Benefits Payable at Retirement
Final
Average
Earnings                            Years of Credited Service
                       10 Yrs.        20 Yrs.        30 Yrs.        40 Yrs.
                       -------        -------        -------        -------
180,000                19,800         39,600         59,400         79,200
220,000                24,200         48,400         72,600         96,800
260,000                28,600         57,200         85,800        114,400
300,000                33,000         66,000         99,000        132,000
360,000                39,600         79,200        118,800        158,400
400,000                44,000         88,000        132,000        176,000
500,000                55,000        110,000        165,000        220,000
600,000                66,000        132,000        198,000        264,000
700,000                77,000        154,000        231,100        308,000

    Annual retirement benefits in excess of the limit established under the Internal Revenue Code (currently $120,000 for tax qualified trusts) will be paid from corporate assets and not the Retirement Plan. Such excess payments will be made from the excess benefit plan described below. Benefits under the retirement plans are computed on the basis of a life annuity with 60 months guaranteed payments. The benefits reflected in the table are not subject to offset for Social Security or other offset payments.

    The Retirement Plan's normal retirement allowance is stated with reference to the Participant's Final Average Earnings. A Participant's "Final Average Earnings" are one-fifth of his or her Annual Earnings during the highest consecutive five-year period within the immediately preceding ten-year period. The term "Annual Earnings" includes all cash remuneration paid to a Participant other than commissions, specified foreign service earnings, and amounts realized under the Omnibus Stock Incentive Plan, not to exceed $150,000, the applicable Internal Revenue Code limit, for 1996. Annual Earnings are the calendar year equivalent of salary and bonus shown in the Summary Compensation Table. The Participant's normal retirement allowance is 1.10 percent of his or her Final Average Earnings multiplied by Credited Service.

    As of December 31, 1995, Messrs. Owen and Faucett had 25 and 12 years of Credited Service under the Retirement Plan, respectively. Messrs. Albert C. Monk III and Hines were not participants in the Plan as of June 30, 1996.

    Effective July 1, 1996, the Retirement Plan was converted to the DIMON Incorporated Cash Balance Plan (the "Cash Balance Plan"). Benefits that were accrued prior to July 1, 1996 under the Retirement Plan are converted to a lump sum actuarial equivalent. The Cash Balance Plan includes all full-time active U.S. employees of DIMON and its subsidiaries. Benefits under the Cash Balance Plan are determined by age and years of credited service. Benefits are payable as a lump sum or on an annuity basis.

    Under the Cash Balance Plan each participant has an account balance which represents his or her benefit under the Cash Balance Plan. The participant's initial account balance equals the present value of his or her benefit earned through June 30, 1996, under the Retirement Plan. Benefit accruals earned after June 30, 1996 are credited annually to the participant's account and are comprised of the sum of two components:
Retirement Credit and Interest Credit.

    The following table summarizes the annual Retirement Credit provided to participants in the Cash Balance Plan:

           Combined
         Age and Years               Annual Retirement
          of Service                      Credit
         -------------             -----------------------
            <40                    3.5% of annual earnings
            40-49                  4.0% of annual earnings
            50-59                  5.0% of annual earnings
            60-69                  6.0% of annual earnings
            70-79                  7.0% of annual earnings
             >80                   8.0% of annual earnings

    All of the individuals named in the Summary Compensation Table are participants in the Cash Balance Plan, with the exception of Mr. Faucett and Mr. Hines, who retired July 1, 1996. As of July 1, 1996, Mr. Monk's and Mr. Owen's age and credited service equaled 91 and 76, respectively. The estimated annual benefit from the Cash Balance Plan for Mr. Monk and Mr. Owen, assuming a four percent annual salary increase is $15,379 and $79,882, respectively.

    The Interest Credits are equal to the annual interest rate times the participant's account balance at the end of the previous year. The interest rate, which is equal to a yield on one year Treasury bills, is computed at the beginning of the plan year and is used throughout the plan year. The annual interest rate credit for calendar year 1996 is 6.15 percent.

    Benefits earned under the Cash Balance Plan are vested after five years of service. The Cash Balance Plan limits the pay that is used in determining the annual Retirement Credit. The limit is $150,000 for calendar year 1996. A limit is also imposed on the amount of benefit payable to the participant from the Cash Balance Plan.

    Benefits under the Cash Balance Plan are payable upon normal retirement
(age 65), vested termination or death.   A participant may elect to
commence benefit payments on the first day of the month that is coincident with or next following the earlier of his or her 55th birthday or the first anniversary of separation of employment. The benefits are payable in the form of an increasing annuity, level annuity or lump sum which are all actuarially equivalent.

Excess Benefit Plan

    The Company maintains an excess benefit plan that provides individuals who participate in the Cash Balance Plan the difference between the benefits they could potentially accrue under the Cash Balance Plan considering total compensation and the benefits actually paid as limited by regulations imposed by the Internal Revenue Code. Employees meeting the eligibility requirements of the Cash Balance Plan and who are selected by management may participate in this plan. Such benefits are not funded and are expensed by the Company as paid.

Pension Equalization Plan

    The PEP was established to pay selected employees unreduced early retirement benefits coordinated with benefit payments under the Cash Balance Plan. Under the PEP, some participants receive a benefit that -- when added to their Cash Balance Plan benefits -- provides them with unreduced benefits if they retire on or after age 55 (with credit to 65) with 30 years of service. For other participants, the unreduced benefits are available if they retire on or after age 60 (with credit to 65) with 25 years of service. An unreduced benefit is payable to Messrs. Owen and Dibrell and certain other participants if they retire on or after age 54 (with credit to 65) with 24 years of service; provided the sum of their age and years of service (which will not be less than the service to be completed during the initial term of their employment agreements) is at least 82. The PEP also provides individual account based benefits to employees determined by the Company in its full discretion in amounts likewise determined. In all cases, a participant's benefits are not fully vested until that participant satisfies a "vesting contribution" provision (satisfaction can include a direct contribution, an indirect contribution, a waiver by the Company, any combination of the foregoing, or other measures satisfactory to the Company) in the PEP. All benefits are funded through a trust arrangement. The PEP also allows the Company to provide "back-up" benefits to assure benefit payments (but not to duplicate benefit payments) under other nonqualified retirement plans.

Consulting Agreements and Retirement Benefits

    Effective July 1, 1993, Mr. Willie G. Barker, Jr., retired from Dibrell as President and Chief Operating Officer and entered into an advisory agreement with Dibrell under which Mr. Barker was paid $150,000 annually through June 30, 1995, unless extended by mutual agreement. In 1994, the agreement was extended for one year until June 30, 1996.

    Effective July 1, 1996, Mr. John M. Hines retired from the Company as Executive Vice President and entered into a consulting agreement with the Company, under which Mr. Hines will be paid $170,000 annually until June 30, 1998.

    Effective July 1, 1996, pursuant to his employment agreement, Mr. Hines is entitled to a special annual retirement benefit of $180,000 annually until June, 2008.

    Effective July 1, 1996, Mr. Thomas H. Faucett retired from the Company as Senior Vice President and Chief Financial Officer and entered into an agreement with the Company under which Mr. Faucett will be paid a monthly retirement benefit of $8,378.11 which includes the accrued benefit under the Retirement Plan.

Executive Compensation Committee Report

    DIMON's Executive Compensation Committee (the "Committee") is comprised of four outside Directors whose role is to oversee the development and management of total compensation levels and programs related to the Company's executive officers.

    The Committee's principal objectives in fulfilling its role for DIMON include:

  - Establish and maintain executive compensation levels and methods that are fully competitive with comparable organizations.

  - Reflect in the executive compensation programs of DIMON the interests of shareholders and the impact on their investment.

  - Ensure that compensation programs incorporate the potential for a substantial portion of executive pay to be provided in the form of at-risk, performance-based, short- and long-term incentives.

  - Through Committee actions undertaken to meet the above objectives, help DIMON's top management to build and maintain a highly qualified and effective management team.

    In achieving the above stated objectives, the Committee reviews extensive survey information on pay levels and practices compiled with the help of an independent consultant. The comparison group for competitive compensation information includes the peer company group in the performance graph appearing below, as well as a broader group of companies with operating characteristics and revenues similar to DIMON. The Committee strives to provide a direct compensation package to executives that is fully competitive with average total pay for the comparison group. The direct compensation package for DIMON's executive officers includes base salary, annual bonus and long-term incentives.

     The Revenue Reconciliation Act of 1993 places some requirements on the design of executive compensation programs to allow full expense deductibility in certain cases. In this regard, the Committee's objective is to obtain the fullest compensation deduction possible while preserving needed flexibility in recognizing and rewarding desired performance. All compensation provided to executive officers in fiscal 1996 is considered to be fully deductible.

    Base Salary - The base salary levels for executive officers, other than the CEO, are established by the Committee upon recommendations from the CEO and reflect salaries for similar positions in the comparison group described above. The Committee determines CEO base salary using similar competitive pay information. Because DIMON places substantial emphasis on performance driven pay delivered through incentives, salary ranges are established so that the range midpoint is below the comparison group average salary. Adjustments are periodically made to salaries based on competitive market changes along with the Company's financial performance, individual executive performance, any modification in job responsibilities from year to year, and each executive's position in the respective salary range.

    Annual Bonus - DIMON provides executive officers the opportunity to earn meaningful annual cash awards through its Cash Bonus Plan. The Plan pays up to 75 percent of salary to the CEO and President and reduced maximum potential awards to other executive officers. Performance under the Plan is determined by fiscal year pretax return on shareholders' equity compared to a preestablished target or goal level. A range of performance above and below the goal is used to align with higher or lower annual bonus opportunity levels.

    Long-Term Incentives - The Committee administers the DIMON Omnibus Stock Incentive Plan as the principal mechanism to link the executive compensation package to shareholder interests. The Plan permits the Committee to grant options to purchase shares of the Company's stock, to grant tandem stock options and stock appreciation rights ("SARs"), to grant stand alone stock appreciation rights ("SARs"), to award shares of restricted stock, or award performance unit shares to executive officers or other key employees. The Committee's primary objective in granting stock options and other long-term incentives is to encourage recipients to more closely identify with DIMON's owners and to take a longer term view of the Company's financial performance.

Compensation Actions in Fiscal 1996 - During fiscal 1996, the Committee reviewed the CEO's base salary versus the comparison company group and adjusted his salary 3.4 percent from $391,800 to $405,000. This increase percentage was consistent with increases provided to other DIMON executives and pursuant to the cost of living adjustment in the employment agreements. (See Employment Agreements above.)

    Evaluation of annual bonuses for DIMON executives was determined by pretax return on equity versus a preset target. Fiscal 1996 performance was above the maximum level of pretax income required to earn an award. Therefore, the CEO earned a cash bonus award of $303,750 and the other DIMON executive officers earned a maximum cash bonus award.

    The CEO was granted 33,000 stock options under the DIMON Omnibus Stock Incentive Plan during fiscal 1996 at the fair market value of DIMON's Common Stock on the grant date. This grant was determined by the Committee based on its understanding of competitive levels of long-term incentive opportunities provided to CEO's in the compensation comparison group, as well as to provide an appropriate long-term incentive opportunity for his leadership role in the newly merged organization.

    In summary, the Committee believes the total direct compensation program for DIMON's executive officers effectively serves to accomplish its objectives as stated above on behalf of shareholders and executive employees.

Executive Compensation Committee:

N. A. Scher - Chairman
R. Stuart Dickson
J. E. Johnson, Jr.
J. L. Lanier, Jr.

Compensation Committee Interlocks and Insider Participation

    None of the Executive Compensation Committee members listed above is an officer or employee or former officer or employee of the Company or any of its subsidiaries. None of the Company's executive officers serves on the board of any entity of which any Executive Compensation Committee member is an executive officer or director or on the compensation committee of the board of any entity, one of whose executive officers serves as a director of the Company. None of the Executive Compensation Committee members is an officer, director or significant shareholder of any entity which had any significant transactions with the Company.

Performance Graph

    The following graph compares the cumulative total return for the Common Stock from April 3, 1995, to June 30, 1996, to the total returns for the S&P 500 Index, the MidCap 400 Index and an index of peer companies selected by the Company for the same period. Companies in the peer group are as follows: Standard Commercial Corporation, Universal Corporation, Philip Morris Companies, Inc., RJR Nabisco Holdings Corp. and American Brands, Inc. The graph assumes an investment of $100 in Common Stock and in each index as of April 3, 1995, and that all dividends are reinvested.


               (GRAPH PICTURED ON ORIGINAL DESCRIBED AS FOLLOWS)

             COMPARISON OF FIFTEEN MONTH CUMULATIVE TOTAL RETURN*
                AMONG DIMON INCORPORATED, THE S & P 500 INDEX,
                 THE S & P MIDCAP 400 INDEX AND A PEER GROUP

                            (PERFORMANCE GRAPH)

                                           4/95    6/95    6/96
                                           ----    ----    ----

             DIMON INCORPORATED            $100    $114    $120

             PEER GROUP                     100     107     128

             S & P 500                      100     110     138

             S & P MIDCAP 400               100     109     132

*  $100 Invested on 04/03/95 In Stock or on 03/31/95 in Index -
   Including Reinvestment of Dividends.
   Fiscal Year Ending June 30.

Section 16(a) Beneficial Ownership Reporting Compliance


    Section 16(a) of the Securities Exchange Act of 1934 requires that the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, file with the Securities and Exchange Commission initial reports of ownership and reports of change in ownership of Common Stock and other equity securities of the Company. The same persons are also required to furnish the Company with copies of all Section 16(a) forms that they file.

    To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company, and written representations that no other reports were required, during the fiscal year ended June 30, 1996, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten percent beneficial owners were met.

                            APPROVAL OF AUDITORS
                                (Proposal 2)

     The Board of Directors, upon recommendation of the Audit Committee, has designated Price Waterhouse LLP, independent accountants, as auditors for the Company for the fiscal year ending June 30, 1997, subject to approval of the holders of a majority of the shares of Common Stock voting on this proposal. A representative of the auditors will be present at the annual meeting with an opportunity to make a statement and will be available to respond to appropriate questions relating to the fiscal year 1996 audit of the Company's financial statements.

    Although shareholder approval of this action is not required under applicable law, the Board believes it is in the best interests of the shareholders of the Company to afford them a vote on this matter. Should the designation not be so approved, the Board intends to reconsider its action in light of this result. It is intended that proxies will be voted FOR approval unless instructions to the contrary are given in the proxy.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL OF AUDITORS.

    Prior to the Reorganization, the firm of Ernst & Young LLP ("Ernst & Young") was engaged for the limited purpose of auditing the balance sheet of the Company as of December 31, 1994. Ernst & Young's report on the balance sheet of the Company did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles. During its engagement by the Company there was no disagreement with Ernst & Young regarding any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which would have caused Ernst & Young to make reference to the subject in its report.

                  SHAREHOLDERS' PROPOSALS AND NOMINATIONS

     Under the rules and regulations of the Securities and Exchange Commission, any proposal that a shareholder intends to present at the next Annual Meeting must be received by the Company at its principal office in Danville, Virginia, on or before June 13, 1997, if the shareholder desires it to be considered for inclusion in the Company's Proxy Statement and form of proxy relating to that meeting.

    Commencing with the 1996 annual meeting of shareholders, any shareholder entitled to vote generally in the election of directors may nominate one or more persons for election as a director only if prior notice of any such nomination is given to the Secretary. For the 1997 annual meeting, notifications must be delivered or mailed to the Secretary not earlier than September 2, 1997, and not later than September 27, 1997. To the extent known to the nominating shareholder, notifications must include: (i) each nominee's name, age and address, (ii) each nominee's principal occupation, (iii) each nominee's qualifications to serve as a director, (iv) the name and address of the notifying shareholder, and (v) the number of shares owned by the notifying shareholder. The Nominating Committee will thereafter make its recommendation to the Board of Directors, and the Board of Directors will make its determination, as to whether such candidate should be nominated. Nominations not made in accordance with these procedures, and votes cast for any such nominee, will be disregarded.

                               OTHER MATTERS

     On this date, the Company is not aware of any matters to be presented for action at the meeting other than as stated in this notice. However, if any other matters requiring a vote of shareholders are properly presented to the meeting, it is intended that proxies in the accompanying form will be voted on such other matters in accordance with the judgment of the persons voting such proxies.

                               ANNUAL REPORT

     The annual report, including consolidated financial statements of the Company and its subsidiaries for the fiscal year ended June 30, 1996, is being mailed to shareholders with this Proxy Statement.

                                  By Order of the Board of Directors
                                  J. O. Hunnicutt III
                                  Secretary

October 17, 1996

                                                                      PROXY
                             DIMON INCORPORATED
                             512 Bridge Street
                               P. O. Box 681
                          Danville, Virginia 24543
        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints Louis N. Dibrell, III, John M. Hines and Robert T. Monk, Jr. or any one of them, with full power of substitution in each, proxies (and if the undersigned is a proxy, substitute proxies) to vote all shares of stock in DIMON Incorporated, which the undersigned is entitled to vote, at the annual meeting of shareholders of said Company to be held November 15, 1996, at 10:00 A.M., at the principal office of the Company at 512 Bridge Street, Danville, Virginia, and at any and all adjournments thereof:
1.  ELECTION OF DIRECTORS (mark only one box)
    __FOR all nominees listed below (except as marked to the contrary below)
    __WITHHOLD AUTHORITY to vote for all nominees listed below
    Nominees:  James E. Johnson, Jr., Joseph L. Lanier, Jr.,
               Robert T. Monk, Jr. and William R. Slee

INSTRUCTION: To withhold authority to vote for any individual nominee print that nominee's name in the space provided below.

____________________________________________________________________________
2.  __FOR   __AGAINST  __ABSTAIN the approval of Price Waterhouse LLP as auditors as proposed in the Proxy Statement.

The Board recommends a vote "FOR" the foregoing proposals.

                   Please sign and date on reverse side.






3. In their discretion, the proxies are authorized to vote upon such other business and matters incident to the conduct of the meeting as may properly come before the meeting.

    This proxy when properly executed and delivered will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted "FOR" the election of Directors and "FOR" the approval of Auditors.

Dated _________________, 1996      ___________________________________________

                                  SHAREHOLDER'S SIGNATURE
                             Please sign exactly as the name appears on this card. Only one of several joint owners need sign. Fiduciaries and Corporate Officers should give full title.

Please mark, sign, date and return the proxy card promptly using the enclosed envelope.